UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTOMED THERAPEUTICS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Singapore	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Commonwealth Lane #08-22 Singapore	149544
(Address of Principal Executive Offices)	(Zip Code)

2023 Equity Incentive Plan

(Full Title of the Plan)

Puglisi & Associates
850 Library Ave, Suite 204
Newark, DE 19711

(Name and Address of Agent for Service)

(302)-738-6680

(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

William S. Rosenstadt, Esq.

Yarona L. Yieh, Esq.

Mengyi “Jason” Ye, Esq.

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Tel: +1-212-588-0022

Fax: +1-212-826-9307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by CytoMed Therapeutics Limited (the “Registrant”) to register securities issuable pursuant to the CytoMed Therapeutics Limited 2023 Equity Incentive Plan (as amended and restated, the “2023 Equity Incentive Plan”). The securities registered hereby consist of 1,279,117 ordinary shares of no par value of the Registrant (the “Ordinary Shares”), which represent the number of Ordinary Shares that were authorized under the 2023 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2023 Equity Incentive Plan. Any Ordinary Shares covered by an award granted under the 2023 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the 2023 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2023 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	our Annual Report on Form 20-F for the financial year ended December 31, 2023, filed with the Commission on April 22, 2024;

(2)	our Reports on Form 6-K, filed with the Commission on April 24, 2024; April 25, 2024; May 24, 2024; June 20, 2024; June 24, 2024; September 30, 2024; October 3, 2024; October 7, 2024; November 20, 2024; December 5, 2024; and January 6, 2025.

(3)	The description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41677) filed with the Commission on March 30, 2023, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the financial year covered by the report referred to in (1) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the provisions of the Singapore Companies Act and every other Singapore statute for the time being in force and affecting the Company, our constitution provides that every officer of the Company shall be entitled to be indemnified out of the Company’s assets against any liability (other than any liability referred to in Section 172B(1)(a) or (b) of the Singapore Companies Act) incurred by the officer to a person other than us attaching to the officer in connection with any negligence, default, breach of duty or breach of trust.

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

We will enter into indemnification agreements with our officers and Directors. These indemnification agreements will provide our officers and Directors with indemnification to the maximum extent permitted by the Singapore Companies Act and our constitution, save that the Company shall not provide any indemnity (to any extent) to a Director or an officer against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company save for the circumstances as permitted pursuant to Section 172A and Section 172B of the Singapore Companies Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

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Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Constitution of CytoMed Therapeutics Limited (incorporated by reference to Exhibit 3.2 to our registration statement on Form F-1 (File No. 333-268456), filed with the SEC on March 30, 2023)

5.1	Opinion of Opal Lawyers LLC, Company’s Singapore counsel regarding the validity of the Ordinary Shares being registered (filed herewith)

10.1	2023 Equity Incentive Plan of CytoMed Therapeutics Limited (filed herewith)

23.1	Consent of Opal Lawyers LLC (included in Exhibit 5.1)

23.2	Consent of WWC, P. C. (filed herewith)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

107	Filing Fee Table (filed herewith)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 6, 2025.

CYTOMED THERAPEUTICS LIMITED

By:	/s/ Choo Chee Kong
Name:	Choo Chee Kong
Title:	Chairman & Director (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Choo Chee Kong, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2025.

Signature	Capacity	Date

/s/ Choo Chee Kong	Chairman & Director	January 6, 2025
Choo Chee Kong	(Principal Executive Officer)

/s/ Zeng Jieming	Chief Scientific and Medical Officer and Director	January 6, 2025
Zeng Jieming

/s/ Mark Leong Kei Wei	Independent Director	January 6, 2025
Mark Leong Kei Wei

/s/ Toh Keng Kiat	Independent Director	January 6, 2025
Toh Keng Kiat

/s/ Yew Chak Hua	Independent Director	January 6, 2025
Yew Chak Hua

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of CytoMed Therapeutics Limited, has signed this registration statement or amendment thereto in Newark, Delaware on January 6, 2025.

Authorized U.S. Representative Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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